THIRD AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, dated as of the 28th day of February, 2018, to the Investment Advisory Agreement, dated as of November 3, 2015, as amended, (the “Advisory Agreement”) is entered into by and between Series Portfolios Trust, a Delaware business trust (the “Trust”), on behalf of its separate series listed on Schedule A of the Agreement, and Weiss Multi-Strategy Advisers LLC (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Advisory Agreement; and

WHEREAS, the parties previously amended Section 7(f) of the Advisory Agreement by way of the First Amendment to the Advisory Agreement, dated May 1, 2017 (the “First Amendment”); and

WHEREAS, the parties desire to further amend Section 7(f) of the Advisory Agreement;

NOW, THEREFORE, the parties agree as follows:

The First Amendment is hereby superseded and replaced with the following amendment to Section 7(f) of the Advisory Agreement:

(f) Any such reductions made by the Adviser in its fees or payment of expenses which are a Fund’s obligation are subject to recoupment, if so requested by the Adviser. Any such recoupment is contingent upon Board of Trustees review and approval at the time the recoupment is made and such recoupment must be made in accordance with any existing operating expenses limitation agreement between the Adviser, on behalf of one or more of the Funds, and the Trust, as well as applicable guidance of the staff of the U.S. Securities and Exchange Commission. Such recoupment may not be paid prior to a Fund’s payment of current ordinary operating expenses.

Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	WEISS MULTI-STRATEGY ADVISERS LLC

By: /s/ John Hedrick	By: /s/ Pierce Archer
Name: John Hedrick	Name: Pierce Archer
Title: President	Title: Senior Vice President